Exhibit 21.1

List of Subsidiaries of Forum Energy Technologies, Inc.
December 31, 2024

Name	Jurisdiction
Forum B+V Oil Tools GmbH	Germany
FET Global L.P.	United Kingdom
FET Global Holdings Limited	United Kingdom
FET Holdings LLC	Delaware
FET Worldwide L.P.	United Kingdom
Forum Canada ULC	Canada
Forum Global Tubing L.P.	Delaware
Forum Global Tubing LLC	Delaware
Forum International Holdings, Inc.	Delaware
Forum US, Inc.	Delaware
Forum Worldwide Holdings Limited	United Kingdom
Global Tubing LLC	Delaware
Variperm Holdings Ltd.	Canada